PRICING SUPPLEMENT NO. 25 DATED
                        SEPTEMBER 19, 2003 TO PROSPECTUS
                     DATED FEBRUARY 26, 2001 AND PROSPECTUS
                        SUPPLEMENT DATED OCTOBER 31, 2001

                           BOEING CAPITAL CORPORATION

                           Series XI Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series XI Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated February 26, 2001 as amended and supplemented by the Prospectus Supplement dated October 31, 2001 (the "Prospectus").

Aggregate Principal Amount:      $25,000,000

Original Issue Date
 (Settlement Date):              September 24, 2003

Stated Maturity Date:            September 15, 2023

Base Rate:                       LIBOR

Index Currency:                  U.S. Dollars

Designated LIBOR Page:           LIBOR Telerate Page 3750

Spread:                          Plus 123 basis points

Initial Interest Rate:           2.37% (including the Spread)

Index Maturity:                  Three months

Interest Payment Dates:          Commencing December 15, 2003 and thereafter
                                 on the 15th calendar day of each March,
                                 June, September and December up to and
                                 including the Stated Maturity Date

Interest Reset Period:           Quarterly

Calculation Agent:               Wachovia Capital Markets, LLC

Interest Reset Dates:            The 15th calendar day of each March, June,
                                 September and December

Interest Determination Dates:    The second London Business Day preceding
                                 each Interest Reset Date

Type of Notes Issued:            [X] Senior Notes        [ ] Fixed Rate Notes
                                 [ ] Subordinated Notes  [X] Floating Rate Notes

Optional Redemption:             [ ] Yes
                                 [X] No

Form of Notes Issued:            [X] Book-Entry Notes
                                 [ ] Certificated Notes

CUSIP Number:  09700WEG4




                             PURCHASE AS AGENT

        This Pricing Supplement relates to $25,000,000 aggregate principal amount of Notes that are being purchased, as Agent, by Wachovia Capital Markets, LLC ("Wachovia"). Net proceeds payable by Wachovia to Boeing Capital Corporation (the "Company") will be 99.68% of the aggregate principal amount of the Notes or $24,920,000 before deduction of expenses payable by the Company. In connection with the sale of the Notes, Wachovia may be deemed to have received compensation from the Company in the form of underwriting discounts in the aggregate amount of .32% or $80,000.